Exhibit 99.1

BioAmber Reports Second Quarter 2013 Financial Results

Minneapolis, MN, August 12th, 2013. BioAmber Inc. (NYSE and EURONEXT Paris: BIOA), an industrial biotechnology company producing renewable chemicals, today announced its financial results for the three months ended June 30, 2013. Highlights included:

•	On schedule to mechanically complete the Company’s planned 30,000 MT bio-succinic acid plant in Sarnia, Ontario in the fourth quarter of 2014

•	Sold over $1 million of succinic acid in the quarter, the highest quarterly sales to date

•	Completed an IPO on the New York Stock Exchange and dual listed shares on the Professional Segment of NYSE Euronext Paris, with net proceeds of $71.7 million

•	Closed on a three year, $25 million term loan with Hercules Growth Technology Capital

“Our Sarnia plant continues to be the main focus of our business and we are pleased with our progress, which remains on track,” said Jean-Francois Huc, President and Chief Executive Officer of BioAmber. “When completed, the Sarnia plant will be the world’s largest succinic acid production facility, benefiting from competitive energy and sugar prices and economies of scale.” Mr. Huc continued, “As a result of the yield and cost benefits of our yeast technology, which we demonstrated through large-scale operation in Pomacle, France, we decided to design the Sarnia plant using the yeast. With the proceeds from the IPO and other sources of funding we have secured, we believe we have sufficient cash to build and start up the Sarnia plant.”

Business Highlights

•	The Company has assembled an experienced project team based in Sarnia, is in the process of selecting and contracting a construction partner and has begun site preparation work

•	The Company has frozen the yeast engineering design for the Sarnia plant and is negotiating with equipment vendors to procure long-lead time equipment

•	The Company has partnered with Brenntag, the world’s largest distributor of chemicals, for distribution of its bio-succinic acid and bio-based 1,4-butanediol in the Americas

•	IMCD Group, Europe’s 4th largest distributor of chemicals and a market leader in resins and coatings, is distributing the Company’s bio-succinic acid in Europe

•	The Company has added nine new customers since the beginning of the year, with succinic acid sales developing in polyurethane, polyester, food and flavor, personal care and coatings markets

•

The Company has exercised its option to extend its access to the large-scale demonstration facility in Pomacle, France through the middle of 2014, during which time it is only guaranteed 60% of the capacity of this facility

Financial Highlights

Cash

The Company had cash and cash equivalents on hand of $103.0 million as of June 30, 2013, including proceeds from the initial public offering and a loan from Hercules Technology Growth Capital.

On May 9, 2013, the Company completed an IPO of 8,000,000 units, each unit consisting of one share of common stock and one warrant to purchase half of one share of common stock at a price of $10.00 per unit. Each warrant is exercisable during the period commencing on August 8, 2013 and ending on May 9, 2017 at an exercise price of $11.00 per whole share of common stock. The Company received approximately $71.7 million in net proceeds from the IPO after estimated payment of fees, expenses and underwriting discounts of approximately $8.3 million.

On June 27, 2013, the Company entered into a three year $25 million term Loan and Security Agreement with Hercules Technology Growth Capital.

Revenue

Revenue increased to $1.0 million in the three months ended June 30, 2013 from $606,000 for the same period in 2012. The increase in revenue resulted from an increase in volume of bio-succinic acid sold.

Gross Profit

Gross profit decreased to a loss of $383,000 in the three months ended June 30, 2013 from a gain of $868,000 in the same period in 2012. The difference was due in part to a $744,000 inventory reversal recorded in 2012 that increased the gross profit from $124,000 to $868,000. The difference was also due to lower average prices in 2013 than in 2012 as a result of the Company’s decision to sell larger volumes at lower prices as part of its market penetration strategy.

Operating Expenses

Research and development expense decreased to $4.2 million in the three months ended June 30, 2013 from $5.2 million for the same period in 2012 primarily due to the completion of certain projects and a reduction in outsourced research. The decrease was partially offset by a $418,000 increase in yeast development and scale-up expenses.

Selling and marketing expense increased to $1.7 million in the three months ended June 30, 2013 from $1.1 million for the same period in 2012, primarily due to increased salaries and benefits resulting from increased market research, headcount and related stock option expense.

General and administrative expense decreased to $2.3 million in the three months ended June 30, 2013 from $2.6 million for the same period in 2012, primarily due to lower headcount.

Other Financial Items

The Company recorded a net loss of $6.1 million, or $0.39 per share for the three months ended June 30, 2013, compared to $8.4 million, or $0.81 per share, for the three months ended June 30, 2012.

Due to the advances in the performance of the Company’s yeast technology compared to its E. coli technology, and to the successful scale-up of the yeast in the large-scale demonstration facility in France, BioAmber decided to solely use the yeast technology in its planned facility in Sarnia, Ontario. As a result, the Company reported a non-cash charge of $8.6 million for asset impairments to its E. coli technology, of which $7.8 million was related to the E. coli in process research and development that is no longer applicable to the Sarnia plant, and $834,000 was related to Sarnia construction in progress concerning E. coli technology that will no longer be used.

In addition, during the three months ended June 30, 2013, the Company incurred a $724,000 non-cash charge for the accelerated vesting of certain employee stock options resulting from the IPO, as well as an $11.7 million non-cash gain related to changes in the fair market value of the warrants issued in the IPO. These warrants will be revalued in each reporting period resulting in a non-cash amount being recorded in the statement of operations while the warrants remain outstanding.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the three months ended June 30, 2013 was $8.6 million, or $0.57 per share, compared to a Net Loss Attributable to BioAmber Inc. Shareholders of $8.4 million, or $0.81 per share, for the three months ended June 30, 2012. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes the impact of the change in fair value of the warrants issued in connection with the Company’s initial public offering, certain stock option expenses and a charge related to the impairment of in-process research and development. Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. EDT (1:30 p.m. PDT) on August 12, 2013. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com. Audio of the teleconference is also available by dialing:

North American callers: (888) 680-0865

International callers: +1 (617) 213-4853

Participant Passcode: 81960815

A replay of the webcast will be available approximately two hours after the conclusion of the live webcast, and will remain available on BioAmber’s website for 30 days.

About BioAmber

BioAmber (NYSE and EURONEXT Paris: BIOA) is a sustainable chemicals company. Its proprietary technology platform combines industrial biotechnology and chemical catalysis to convert renewable feedstock into chemicals for use in a wide variety of everyday products including plastics, resins, food additives and personal care products. For more information visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the timing of the completion of our initial facility, the use of yeast technology at our initial facility and the use of IPO and loan proceeds. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control. BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in BioAmber’s most recent registration statement on Form S-1 filed with the Securities and Exchange Commission, as well as other documents that may be filed by the company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s limited operating history, the inability of the Company to execute on its manufacturing expansion strategy, including the construction of our planned facility in Sarnia, Ontario, the inability of the Company to comply with milestone covenants contained in certain of its agreements, the Company’s limited sales of bio-succinic acid to date, the Company’s inability to obtain additional financing, the Company’s inability to leverage its bio-succinic acid technology to develop and commercialize derivatives of bio-succinic acid and other bio-based building block chemicals, and a decrease in demand for bio-succinic acid, bio-based 1,4 BDO and other bio-succinic acid derivatives. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward- looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BioAmber Investor Contact

Chad Rubin

The Trout Group, LLC

740 Broadway, 9th Floor

New York, NY 10003

Tel: + 1 (646) 378-2947

crubin@troutgroup.com

BioAmber Inc.

Consolidated Statements of Operations

(unaudited, in thousands of USD)

	Three Months Ended June 30,
	2013	2012
Product revenues	1,028	606
Cost of goods sold	1,411	(262)

Gross profit /(loss)	(383)	868

Operating expenses
Research and development	4,221	5,196
Sales and marketing	1,652	1,064
General and administrative	2,292	2,559
Depreciation and amortization	539	535
Impairment loss	8,619
Foreign exchange gain	(28)	(183)

Operating expenses	17,295	9,171

Operating loss	(17,678)	(8,303)

Amortization of deferred financing costs	117
Financial charges (income)	(11,748)	10
Income taxes	46
Losses from equity method investment	0	96

Net loss	(6,093)	(8,409)

Net loss attributable to:
BioAmber Inc. shareholders	(5,925)	(8,386)
Non-controlling interest	(168)	(23)

	(6,093)	(8,409)

Net loss per share attributable to BioAmber Inc. common shareholder basic and diluted	(0.39)	(0.81)

Weighted average common shares outstanding- basic	15,035.0	10,332.3

BioAmber Inc.

Non-GAAP Financial Information

(unaudited, in thousands)

	Three Months Ended June 30,
	2013	2012
Net Loss attributable to BioAmber Inc. common shareholder	(5,925)	(8,386)
Deduct:
Intangible impairment	7,785	—
Long lived impairment	584	—
Accelerated Vested options from IPO	724	—
Warrant Revaluation	(11,748)	—

Adjusted net loss attributable to BioAmber Inc. shareholders	(8,580)	(8,386)

Adjusted net loss per share attributable to BioAmber Inc. common shareholder basic and diluted	(0.57)	(0.81)

Weighted average common shares outstanding- basic	15,035.0	10,332.3

BioAmber Inc.

Consolidated Balance Sheet Information

(unaudited, in thousands)

	As of June 30, 2013	As of Dec 31, 2012
Assets
Current assets:
Cash and cash equivalents	102,981	25,072
Accounts receivable	627	596
Inventories	2,312	1,894
Prepaid expenses and other current assets	8,556	4,352

Total current assets	114,476	31,914
Property and equipment	4,147	3,651
Investment in equity method investment	710	725
Intangible assets including goodwill	4,813	13,713

Total assets	124,146	50,003

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	5,820	4,875
Income taxes payable	1,019	983
deferred grants	3,511	3,711
short-term portion of long term debt		183

Total current liabilities	10,350	9,752
Long-term debt	27,946	2,417
Warrants financial liability	4,400
Other long term liabilities	60	37

Total liabilities	42,756	12,206

Shareholders’ equity	81,390	37,797

Total liabilities and shareholders’ equity	124,146	50,003

BioAmber Inc.

Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended June 30,
	2013	2012
Operating Activities
Net loss	(6,093)	(8,409)
Adjustments to reconcile net loss to cash:
Stock based compensation	2,059	1,935
Depreciation and amortization	539	535
Impairment loss and write-off of property and equipment	8,619
Warrant revaluation	(11,748)	10
Change in working capital	4,329	1,220
Other	126	96

Net cash used in operating activities	(2,169)	(4,613)

Investing Activities
Acquisition of property and equipment	(2,074)	(2,878)

Net cash used in investing activity	(2,074)	(2,878)

Financing Activities
Issuance of long-term debt	24,962
Net proceeds from IPO	71,733
Deferred financing costs	(625)	(648)

Net cash provided by financing activities	96,070	(648)

Foreign exchange impact on cash	(377)	(50)
Increase/(decrease) in cash	91,450	(8,189)
Cash, beginning of period	11,531	43,811

Cash, end of period	102,981	35,622

ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP measure that represents net loss attributable to BioAmber Inc. shareholders adjusted to exclude the following items: (i) costs associated with BioAmber’s transition from an E. coli organism as its core technology to a Cargill yeast for the construction of its initial planned manufacturing facility in Sarnia, Ontario, including impairment of in-process research and development and impairment of a long-lived asset (ii) the accelerated vesting of certain employee stock options upon the IPO and (iii) non-operational income derived from the change in the fair value of the warrants issued in connection with BioAmber’s initial public offering. BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance. The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations. In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

The following is a reconciliation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders to GAAP Net Loss Attributable to BioAmber Inc. Shareholders (amounts in thousands):

	Three months	Three months
	ended June 30, 2013	ended June 30, 2012
Net loss attributable to BioAmber Inc. shareholders (GAAP)	(5,926)	(8,386)

Deduct:
Intangible impairment	7,785	—
Long lived impairment	584	—
Accelerated vested options from IPO	724	—
Warrant revaluation	(11,748)	—

Adjusted net loss attributable to BioAmber Inc. shareholders (non-GAAP)	(8,581)	(8,386)

Weighted average common shares outstanding- basic	15,035.0	10,332.3

Adjusted net loss attributable to BioAmber Inc. shareholders (non-GAAP) per share basic and diluted	(0.57)	(0.81)